SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: February 2, 2012
(Date of earliest event reported)

PRINCIPAL FINANCIAL GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-16725 42-1520346
(State or other jurisdiction	(Commission file number) (I.R.S. Employer
of incorporation)	Identification Number)

711 High Street, Des Moines, Iowa 50392
(Address of principal executive offices)

(515) 247-5111
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR
240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR
240.13e-4(c))
_________________________

Item 2.02. Results of Operations and Financial Condition

On February 2, 2012, Principal Financial Group, Inc. publicly announced information regarding its results of operations and financial condition for the year and quarter ended December 31, 2011. The text of the announcement is included herewith as Exhibit 99.

Item 9.01 Financial Statements and Exhibits

99 Calendar Year and Fourth Quarter 2011 Earnings Release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PRINCIPAL FINANCIAL GROUP, INC.

By: /s/ Terrance J. Lillis
Name: Terrance J. Lillis
Title: Senior Vice President and Chief Financial
Officer
Date: February 2, 2012

EXHIBIT 99
Release: On receipt, Feb. 2, 2012
Media contact: Susan Houser, 515-248-2268, houser.susan@principal.com
Investor contact: John Egan, 515-235-9500, egan.john@principal.com

Principal Financial Group, Inc. Announces Full Year
and Fourth Quarter 2011 Results

• Full-year 2011 operating earnings[1] of $878.1 million, an increase of 4 percent over 2010;
net income available to common stockholders of $682.0 million, an increase of 2 percent over 2010.
• Fourth quarter 2011 operating earnings of $217.1 million, an increase of 1 percent over fourth quarter 2010; net income available to common stockholders of $164.0 million, a decrease of 18 percent compared to fourth quarter 2010.
• Year-end 2011 assets under management of $335.0 billion, an increase of 5 percent compared to year-end 2010.

(Des Moines, Iowa) – Principal Financial Group, Inc. (NYSE: PFG) today announced results for full-year and fourth quarter 2011. The company reported operating earnings of $878.1 million for the twelve months ended
Dec. 31, 2011, compared to $844.8 million for the twelve months ended Dec. 31, 2010. Operating earnings per diluted share (EPS) were $2.76 for the twelve months ended Dec. 31, 2011, compared to $2.62 for the twelve months ended Dec. 31, 2010. The company reported net income available to common stockholders of $682.0 million, or $2.15 per diluted share for the twelve months ended Dec. 31, 2011, compared to $666.3 million, or
$2.06 per diluted share for the twelve months ended Dec. 31, 2010. Operating revenues for the year 2011 were
$8,325.1 million compared to $8,041.9 million for the same period last year.
The company reported operating earnings of $217.1 million for the three months ended Dec. 31, 2011, compared to $214.1 million for the three months ended Dec. 31, 2010. Operating earnings per diluted share
(EPS) were $0.71 for the three months ended Dec. 31, 2011, compared to $0.66 for the three months ended Dec.
31, 2010. The company reported net income available to common stockholders of $164.0 million, or $0.54 per diluted share for the three months ended Dec. 31, 2011, compared to $199.3 million, or $0.62 per diluted share for the three months ended Dec. 31, 2010. Operating revenues for the fourth quarter 2011 were $2,103.1 million compared to $2,106.5 million for the same period last year.
“In 2011 we delivered solid operating earnings despite market challenges during the year. We again benefitted from business and geographic diversification with Principal International, Principal Global
Investors and U.S. Insurance Solutions each delivering double-digit earnings growth for the year. The
Retirement and Investor Service Accumulation[2] businesses, which are directly impacted by the pace of the economic recovery, continue to show improvement with impressive sales growth and improved net cash flows,” said Larry D. Zimpleman, chairman, president and chief executive officer of Principal Financial

___________________
[1] Use of non-GAAP financial measures is discussed in this release after Segment Highlights
[2] Full Service Accumulation, Principal Funds, Individual Annuities and Bank and Trust Services

Group, Inc. “I am more confident today than ever that The Principal® is positioned for long-term growth with the right business mix and the right global footprint.”
“Between our three strategic international acquisitions, opportunistic share buyback and increased common stock dividend, we were able to deploy more than $1.1 billion in capital in 2011, demonstrating our commitment to building long-term value for shareholders and the ability of our business model to generate free cash flow,” said Terry Lillis, senior vice president and chief financial officer. “With $1.6 billion of excess capital at year end and a strong balance sheet, we continue to have financial flexibility and strength to invest in our businesses and return capital to shareholders.”

Key Highlights
Full Year Results
• Full Service Accumulation had its second highest sales year at $8.4 billion in sales, an increase of 27 percent from 2010, and positive net cash flow of $3.8 billion, or 3.5 percent of beginning of the year account values.
• Principal Funds saw record sales of $11.2 billion, an increase of 20 percent over 2010, and record net cash flow of $2.2 billion.
• Continued strong operating leverage in Principal Global Investors with 26 percent growth in full-year
2011 operating earnings compared to 2010 on 5 percent growth in average assets under management. In addition, 2011 mandates awarded were $11 billion, more than double the amount awarded in 2010.
• Principal International reported assets under management of $52.8 billion, a 15 percent increase over last year, as well as records in both operating earnings of $154 million and net cash flow of $5.5 billion.
• Record operating earnings in Individual Life at $119.1 million and continued sales momentum in U.S.
Insurance Solutions with $186 million of Individual Life sales and $285 million of Specialty Benefits sales.
• Total capital deployed in 2011 was just over $1.1 billion, with $350 million in acquisitions, $215 million in common stock dividend and $550 million in share repurchases.
• Strong capital position with an estimated risk based capital ratio of 445 percent at year-end and $1.6 billion of excess capital.[3]
• Book value per share, excluding AOCI[4] increased to $29.54, up 6 percent over year end 2010.
Fourth Quarter
• Second highest cumulative sales quarter of the company’s three key U.S. Retirement and Investor
Services Accumulation products in the fourth quarter, with $3.3 billion for Full Service Accumulation, the third highest quarter on record, $3.1 billion for Principal Funds and $452 million for Individual
Annuities.
• Paid an annual dividend of $0.70 per common share, a 27 percent increase over 2010.
• Principal Financial Group completed its November Board-authorized share repurchase program and bought back 4.1 million shares of common stock in the fourth quarter at an average price of $24.20, bringing the year-to-date total number of shares repurchased to 20.9 million.

Net Income
Full Year Results
Net income available to common stockholders of $682.0 million for the twelve months ended Dec. 31, 2011 reflects net realized capital losses of $148.3 million, which include:
• $119.7 million of losses related to credit gains and losses on sales and permanent impairments of fixed maturity securities, including $90.5 million of losses on commercial mortgage backed securities; and
• $12.1 million of losses on commercial mortgage whole loans.

_____________________
[3] Excess capital includes cash at the holding company and capital at the life company above that needed to maintain a
350 percent NAIC risk based capital ratio for the life company.
[4] Accumulated Other Comprehensive Income

Net income also reflects a $79.2 million after-tax loss resulting from the impact of a court ruling regarding some uncertain tax positions and the estimated obligation associated with the New York State Insurance
Department’s liquidation plan for Executive Life Insurance Company of New York, both of which were accrued in third quarter 2011.

Fourth Quarter
Net income available to common stockholders of $164.0 million for the three months ended Dec. 31, 2011 reflects net realized capital losses of $53.4 million, which include:
• $28.6 million of losses related to credit gains and losses on sales and permanent impairments of fixed maturity securities, including $22.6 million of losses on commercial mortgage backed securities; and
• $0.9 million of losses on commercial mortgage whole loans.

Segment Highlights
Retirement and Investor Services
Segment operating earnings for fourth quarter 2011 were $131.9 million, compared to $151.0 million for the same period in 2010. Full Service Accumulation earnings decreased 16 percent from the year ago quarter to $63.9 million, reflecting higher non-deferrable sales compensation cost, less variable investment income from fewer real estate sales and higher costs for employee pension and other post-retirement benefits. Principal Funds earnings increased 1 percent from a year ago to $10.6 million, primarily due to an increase in average account values. Individual Annuities earnings were $30.0 million compared to $33.2 million for fourth quarter 2010. The variance primarily reflects spread compression. Bank and Trust Services earnings were $8.5 million compared to
$8.7 million for the same period in 2010 primarily reflecting flat account values. The guaranteed businesses, which consists of Investment Only and Full Service Payout, earned $18.9 million in the fourth quarter 2011 compared to $22.6 million in the fourth quarter of 2010. The difference was primarily due to lower variable investment income and a decline in average account values.
Operating revenues for the fourth quarter 2011 were $1,016.7 million compared to $1,093.4 million for the same period in 2010 primarily due to $74.4 million of lower revenues for the guaranteed businesses.
Segment assets under management were $179.8 billion as of Dec. 31, 2011, compared to $175.0 billion as of Dec. 31, 2010.

Principal Global Investors
Segment operating earnings for fourth quarter 2011 were $17.5 million, compared to $19.2 million in the prior year quarter, primarily due to higher compensation and one-time costs related to our acquisition of
Origin Asset Management.
Operating revenues for fourth quarter were $151.8 million, compared to $135.3 million for the same period in 2010, primarily due to higher management fees and an increase in performance fees.
Unaffiliated assets under management were $82.4 billion as of Dec. 31, 2011, compared to $78.7 billion as of Dec. 31, 2010.

Principal International
Segment operating earnings were $51.4 million in fourth quarter 2011, compared to $30.9 million in the prior year quarter. Results reflect the successful integration of the HSBC AFORE acquisition and $10.4 million of one-time earnings recognized in the quarter that are not expected to recur.
Operating revenues were $255.7 million for fourth quarter 2011, compared to $210.5 million for the same period last year, primarily due to 15 percent growth in assets under management.
Segment assets under management were a $52.8 billion as of Dec. 31, 2011 (excluding approximately $7.2 billion of assets under management in our asset management joint venture in China, which are not included in reported assets under management), up $7.0 billion over $45.8 billion as of Dec. 31,
2010. This includes a record $5.5 billion of net cash flows over the trailing twelve months, or 12 percent of beginning of period assets under management.

U.S. Insurance Solutions
Segment operating earnings for fourth quarter 2011 were $59.3 million, compared to $52.3 million for the same period in 2010. Individual Life earnings were $33.2 million in the fourth quarter compared to
$22.1 million in fourth quarter 2010. Fourth quarter 2010 results were reduced due to an increase in GAAP net reserves following a periodic long-term interest rate assumption review. Specialty Benefits earnings were $26.1 million in fourth quarter 2011, down from $30.2 million in the same period a year ago, as growth in the business was offset by higher costs for employee pension and other post-retirement benefits and lower variable investment income.
Segment operating revenues for fourth quarter 2011 were $737.8 million compared to $705.0 million for the same period a year ago due to higher premium and fees in Individual Life and positive trends in both sales and client retention for Specialty Benefits.

Corporate
Operating losses for fourth quarter 2011 were $43.0 million compared to operating losses of $39.3 million in fourth quarter 2010. Current quarter results reflect lower variable investment income from an active credit strategy on excess capital at the holding company. We unwound this strategy in January 2012 due to the added volatility and the continued deployment of excess capital at the holding company in 2011.

Forward looking and cautionary statements
This press release contains forward-looking statements, including, without limitation, statements as to operating earnings, net income available to common stockholders, net cash flows, realized and unrealized gains and losses, capital and liquidity positions, sales and earnings trends, and management's beliefs, expectations, goals and opinions. The company does not undertake to update these statements, which are based on a number of assumptions concerning future conditions that may ultimately prove to be inaccurate.
Future events and their effects on the company may not be those anticipated, and actual results may differ materially from the results anticipated in these forward-looking statements. The risks, uncertainties and factors that could cause or contribute to such material differences are discussed in the company's annual report on Form 10-K for the year ended Dec. 31, 2010, and in the company’s quarterly report on Form 10-Q for the quarter ended Sept. 30, 2011, filed by the company with the Securities and Exchange Commission, as updated or supplemented from time to time in subsequent filings. These risks and uncertainties include, without limitation: adverse capital and credit market conditions may significantly affect the company’s ability to meet liquidity needs, access to capital and cost of capital; continued difficult conditions in the global capital markets and the economy generally; continued volatility or further declines in the equity markets; changes in interest rates or credit spreads; the company’s investment portfolio is subject to several risks that may diminish the value of its invested assets and the investment returns credited to customers; the company’s valuation of securities may include methodologies, estimations and assumptions that are subject to differing interpretations; the determination of the amount of allowances and impairments taken on the company’s investments requires estimations and assumptions that are subject to differing interpretations; gross unrealized losses may be realized or result in future impairments; competition from companies that may have greater financial resources, broader arrays of products, higher ratings and stronger financial performance; a downgrade in the company’s financial strength or credit ratings; inability to attract and retain sales representatives and develop new distribution sources; international business risks; the company’s actual experience could differ significantly from its pricing and reserving assumptions; the company’s ability to pay stockholder dividends and meet its obligations may be constrained by the limitations on dividends or distributions Iowa insurance laws impose on Principal Life; the pattern of amortizing the company’s DPAC and other actuarial balances on its universal life-type insurance contracts, participating life insurance policies and certain investment contracts may change; the company may need to fund deficiencies in its “Closed Block” assets that support participating ordinary life insurance policies that had a dividend scale in force at the time of Principal Life’s 1998 conversion into a stock life insurance company; the company’s reinsurers could default on their obligations or increase their rates; risks arising from acquisitions of businesses; changes in laws, regulations or accounting standards; a computer system failure or security breach could disrupt the company’s business, and damage its reputation; results of litigation and regulatory investigations; from time to time the company may become subject to tax audits, tax litigation or similar proceedings, and as a result it may owe additional taxes, interest and penalties in amounts that may be material; fluctuations in foreign currency exchange rates; and applicable laws and the company’s stockholder rights plan, certificate of incorporation and by-laws may discourage takeovers and business combinations that some stockholders might consider in their best interests.

Use of Non-GAAP Financial Measures
The company uses a number of non-GAAP financial measures that management believes are useful to investors because they illustrate the performance of normal, ongoing operations, which is important in understanding and evaluating the company’s financial condition and results of operations. They are not, however, a substitute for
U.S. GAAP financial measures. Therefore, the company has provided reconciliations of the non-GAAP measures to the most directly comparable U.S. GAAP measure at the end of the release. The company adjusts
U.S. GAAP measures for items not directly related to ongoing operations. However, it is possible these adjusting items have occurred in the past and could recur in the future reporting periods. Management also uses non-GAAP measures for goal setting, as a basis for determining employee and senior management awards and compensation, and evaluating performance on a basis comparable to that used by investors and securities analysts.

Earnings Conference Call
On Friday, Feb. 3, 2012 at 10:00 a.m. (ET), Chairman, President and Chief Executive Officer Larry
Zimpleman and Senior Vice President and Chief Financial Officer Terry Lillis will lead a discussion of results, asset quality and capital adequacy during a live conference call, which can be accessed as follows:
• Via live Internet webcast. Please go to www.principal.com/investor at least 10-15 minutes prior to the start of the call to register, and to download and install any necessary audio software.
• Via telephone by dialing 800-374-1609 (U.S. and Canadian callers) or 706-643-7701 (International callers) approximately 10 minutes prior to the start of the call. The access code is 39011663.
• Replay of the earnings call via telephone is available by dialing 855-859-2056 (U.S. and Canadian callers) or 404-537-3406 (International callers). The access code is 39011663. This replay will be available approximately two hours after the completion of the live earnings call through the end of day
Feb. 10, 2012.

• Replay of the earnings call via webcast as well as a transcript of the call will be available after the call at:
www.principal.com/investor.

The company's financial supplement and additional investment portfolio detail for fourth quarter and full-year 2011 is currently available at www.principal.com/investor, and may be referred to during the call. Slides related to the call will be available at www.principal.com/investor approximately one-half hour prior to call start time.

About the Principal Financial Group
The Principal Financial Group® (The Principal ®)[5] is a global investment management leader including retirement services, insurance solutions and asset management. The Principal offers businesses, individuals and institutional clients a wide range of financial products and services, including retirement, asset management and insurance through its diverse family of financial services companies. Founded in 1879 and a member of the FORTUNE 500®, the Principal Financial Group has $335.0 billion in assets under management[6] and serves some 18.0 million customers worldwide from offices in Asia, Australia, Europe,
Latin America and the United States. Principal Financial Group, Inc. is traded on the New York Stock
Exchange under the ticker symbol PFG. For more information, visit www.principal.com.

###

_____________________
[5] “The Principal Financial Group” and “The Principal” are registered service marks of Principal Financial Services, Inc., a member of the
Principal Financial Group.
6 As of Dec. 31, 2011.

Page 9

*Summary of Segment and Principal Financial Group, Inc. Results*

| | Operating Earnings (Loss)[7] *in millions* | | | |
|---|---|---|---|---|
| | *Three Months Ended,* | | *Twelve Months Ended,* | |
| ***Segment*** | 12/31/11 | 12/31/10 | 12/31/11 | 12/31/10 |
| *Retirement and Investor Services* | $ 131.9 | $ 151.0 | $ 581.1 | $ 584.4 |
| *Principal Global Investors* | 17.5 | 19.2 | 74.0 | 58.5 |
| *Principal International* | 51.4 | 30.9 | 154.0 | 136.9 |
| *U.S. Insurance Solutions* | 59.3 | 52.3 | 215.9 | 193.7 |
| *Corporate* | (43.0) | (39.3) | (146.9) | (128.7) |
| ***Operating Earnings*** | **$ 217.1** | **$ 214.1** | **$ 878.1** | **$ 844.8** |
| *Net realized capital losses, as adjusted* | (53.4) | (37.3) | (148.3) | (194.2) |
| *Other after-tax adjustments* | 0.3 | 22.5 | (47.8) | 15.7 |
| ***Net income available to common stockholders*** | **$ 164.0** | **$ 199.3** | **$ 682.0** | **$ 666.3** |

| | Per Diluted Share | | | |
|---|---|---|---|---|
| | *Three Months Ended,* | | *Twelve Months Ended,* | |
| | 12/31/11 | 12/31/10 | 12/31/11 | 12/31/10 |
| ***Operating Earnings*** | **$ 0.71** | **$ 0.66** | **$ 2.76** | **$ 2.62** |
| *Net realized capital losses, as adjusted* | (0.17) | (0.11) | (0.46) | (0.61) |
| *Other after-tax adjustments* | 0.00 | 0.07 | (0.15) | 0.05 |
| ***Net income available to common stockholders*** | **$ 0.54** | **$ 0.62** | **$ 2.15** | **$ 2.06** |
| ***Weighted-average diluted common shares outstanding*** | **307.9** | **324.0** | **317.6** | **323.0** |

[7] **Operating earnings versus U.S. GAAP (GAAP) net income available to common stockholders**
Management uses operating earnings, which excludes the effect of net realized capital gains and losses, as adjusted, and other after-tax adjustments, for goal setting, as a basis for determining employee compensation, and evaluating performance on a basis comparable to that used by investors and securities analysts. Segment operating earnings are determined by adjusting U.S. GAAP net income available to common stockholders for net realized capital gains and losses, as adjusted, and other after-tax adjustments the company believes are not indicative of overall operating trends. Note: it is possible these adjusting items have occurred in the past and could recur in future reporting periods. While these items may be significant components in understanding and assessing our consolidated financial performance, management believes the presentation of segment operating earnings enhances the understanding of results of operations by highlighting earnings attributable to the normal, ongoing operations of the company's businesses.

Page 10

**Principal Financial Group, Inc.**
**Results of Operations**
**(in millions)**

| | Three Months Ended, 12/31/11 | Three Months Ended, 12/31/10 | Twelve Months Ended, 12/31/11 | Twelve Months Ended, 12/31/10 |
|---|---|---|---|---|
| Premiums and other considerations | $ 635.1 | $ 627.0 | $ 2,385.5 | $ 2,281.0 |
| Fees and other revenues | 616.1 | 582.4 | 2,466.9 | 2,191.2 |
| Net investment income | 851.9 | 897.1 | 3,472.7 | 3,569.7 |
| *Total operating revenues* | 2,103.1 | 2,106.5 | 8,325.1 | 8,041.9 |
| Benefits, claims and settlement expenses | 1,092.2 | 1,135.4 | 4,113.7 | 4,329.9 |
| Dividends to policyholders | 51.5 | 55.2 | 210.2 | 219.9 |
| Commissions | 152.9 | 143.5 | 603.6 | 559.8 |
| Capitalization of DPAC | (141.3) | (128.8) | (520.5) | (496.3) |
| Amortization of DPAC[8] | 75.4 | 56.3 | 523.3 | 199.0 |
| Depreciation and amortization | 16.1 | 20.8 | 68.4 | 72.3 |
| Interest expense on corporate debt | 31.5 | 30.5 | 123.7 | 120.1 |
| Compensation and other | 549.8 | 506.5 | 2,039.6 | 1,919.2 |
| *Total expenses* | 1,828.1 | 1,819.4 | 7,162.0 | 6,923.9 |
| Operating earnings before tax, noncontrolling interest and preferred stock dividends | 275.0 | 287.1 | 1,163.1 | 1,118.0 |
| Less: | | | | |
| Income tax | 51.2 | 61.7 | 247.4 | 233.9 |
| Operating earnings (loss) attributable to noncontrolling interest | (1.6) | 3.0 | 4.6 | 6.3 |
| Preferred stock dividends | 8.3 | 8.3 | 33.0 | 33.0 |
| *Operating earnings* | $ 217.1 | $ 214.1 | $ 878.1 | $ 844.8 |
| Net realized capital losses, as adjusted | (53.4) | (37.3) | (148.3) | (194.2) |
| Other after-tax adjustments | 0.3 | 22.5 | (47.8) | 15.7 |
| *Net income available to common stockholders* | $ 164.0 | $ 199.3 | $ 682.0 | $ 666.3 |

***Selected Balance Sheet Statistics***

| | Period Ended, 12/31/11 | Period Ended, 12/31/10 | Period Ended, 12/31/09 |
|---|---|---|---|
| Total assets (in billions) | $ 148.3 | $ 145.6 | $ 137.8 |
| Total common equity (in millions) | $ 9,095.0 | $ 9,185.8 | $ 7,351.5 |
| Total common equity excluding accumulated other comprehensive income (in millions) | $ 8,893.1 | $ 8,913.4 | $ 8,393.5 |
| End of period common shares outstanding (in millions) | 301.1 | 320.4 | 319.0 |
| Book value per common share | $ 30.21 | $ 28.67 | $ 23.05 |
| Book value per common share excluding accumulated other comprehensive income | $ 29.54 | $ 27.82 | $ 26.31 |

[8] In second quarter 2011, results impacted by model and assumption changes in Individual Life. Additional detail can be found at www.principal.com/Investor

Page 11

Principal Financial Group, Inc.
Reconciliation of Non-GAAP Financial Measures to U.S. GAAP
(in millions, except as indicated)

	Three Months Ended,		Twelve Months Ended,	
	12/31/11	12/31/10	12/31/11	12/31/10
Diluted Earnings Per Common Share:				
Operating earnings	$ 0.71	$ 0.66	$ 2.76	$ 2.62
Net realized capital losses	(0.17)	(0.11)	(0.46)	(0.61)
Other after-tax adjustments	-	0.07	(0.15)	0.05
Net income available to common stockholders	$ 0.54	$ 0.62	$ 2.15	$ 2.06
Book Value Per Common Share Excluding Accumulated Other Comprehensive Income:				
Book value per common share excluding accumulated other comprehensive income	$ 29.54	$ 27.82	$ 29.54	$ 27.82
Net unrealized capital gains	2.25	1.35	2.25	1.35
Foreign currency translation	(0.38)	0.09	(0.38)	0.09
Net unrecognized postretirement benefit obligations	(1.20)	(0.59)	(1.20)	(0.59)
Book value per common share including accumulated other comprehensive income	$ 30.21	$ 28.67	$ 30.21	$ 28.67
Operating Revenues:				
RIS	$ 1,016.7	$ 1,093.4	$ 4,074.1	$ 4,124.4
PGI	151.8	135.3	546.3	481.4
PI	255.7	210.5	909.5	779.9
USIS	737.8	705.0	2,984.4	2,775.1
Corporate	(58.9)	(37.7)	(189.2)	(118.9)
Total operating revenues	2,103.1	2,106.5	8,325.1	8,041.9
Net realized capital losses and related adjustments	(97.0)	(86.9)	(221.8)	(286.4)
Terminated businesses	52.9	352.9	606.3	1,403.1
Total GAAP revenues	$ 2,059.0	$ 2,372.5	$ 8,709.6	$ 9,158.6
Operating Earnings:				
RIS	$ 131.9	$ 151.0	$ 581.1	$ 584.4
PGI	17.5	19.2	74.0	58.5
PI	51.4	30.9	154.0	136.9
USIS	59.3	52.3	215.9	193.7
Corporate	(43.0)	(39.3)	(146.9)	(128.7)
Total operating earnings	217.1	214.1	878.1	844.8
Net realized capital losses	(53.4)	(37.3)	(148.3)	(194.2)
Other after-tax adjustments	0.3	22.5	(47.8)	15.7
Net income available to common stockholders	$ 164.0	$ 199.3	$ 682.0	$ 666.3
Net Realized Capital Gains (Losses):				
Net realized capital losses, as adjusted	$ (53.4)	$ (37.3)	$ (148.3)	$ (194.2)
Certain derivative and hedging-related adjustments	25.6	20.2	98.8	90.0
Amortization of DPAC and sale inducement costs	(15.6)	(46.1)	31.5	25.2
Certain market value adjustments of embedded derivatives	(0.9)	(0.5)	(65.6)	(7.2)
Capital gains distributed	1.1	9.8	3.1	12.0
Tax impacts	(29.4)	(19.7)	(74.3)	(130.8)
Noncontrolling interest capital gains	1.2	7.5	31.6	11.6
Recognition of front-end fee revenues	0.1	6.7	0.6	1.5
Certain market value adjustments to fee revenues	-	1.1	0.1	3.4
Net realized capital gains (losses) associated with exited group medical insurance business	-	(0.6)	0.2	(3.0)
GAAP net realized capital losses	$ (71.3)	$ (58.9)	$ (122.3)	$ (191.5)
Other After-Tax Adjustments:				
Earnings associated with exited businesses	$ 0.1	$ 22.5	$ 50.9	$ 23.5
Court ruling regarding some uncertain tax positions	-	-	(68.9)	-
ELNY liquidation provision estimated obligation	0.2	-	(10.3)	-
Contribution to PFG Foundation	-	-	(19.5)	-
Tax impact of healthcare reform	-	-	-	(7.8)
Total other after-tax adjustments	$ 0.3	$ 22.5	$ (47.8)	$ (15.7)